Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 17, 2014, (except Note   , as to which the date is     , 2014), in the Registration Statement (Form S-1 No. 333-199178) and related Prospectus of INC Research Holdings, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Raleigh, North Carolina

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note     to the financial statements.

/s/ Ernst & Young LLP

Raleigh, North Carolina

October 17, 2014